Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
Senior Director	Kathy Nugent
Kim Wittig (media)	(212) 213-0006
Director
631-962-2000
OSI PHARMACEUTICALS ANNOUNCES PRELIMINARY
AGREEMENT TO SETTLE CLASS ACTION LAWSUIT
MELVILLE, NEW YORK – March 14, 2008 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that it has reached a preliminary agreement to settle a putative class action lawsuit filed on or about December 16, 2004 in the U.S. District Court for the Eastern District of New York against OSI, certain of its current and former executive officers and current and former members of its Board of Directors. Under the terms of the settlement, the pending action will be dismissed with prejudice and without any admission of liability on the part of the Company or any of the individually named defendants. The amount of the settlement is $9 million. Approximately, $500,000 will be paid by OSI, and the balance of the settlement will be paid by OSI insurer. The settlement will have no impact on the Company’s 2008 financials. The terms of the settlement are subject to court approval.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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